   As filed with the Securities and Exchange Commission on November 16, 1999
                                 Reg. No. 333-
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               VIDEO CITY, INC.
            (Exact name of registrant as specified in its charter)

                                   Delaware
        (State or other jurisdiction of incorporation or organization)

                                  95-3897052
                     (I.R.S. Employer Identification No.)

                               Video City, Inc.
                         370 Amapola Avenue, Suite 208
                          Torrance, California 90501
                                (310) 533-3900
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              Young J. Kim, Esq.,
                   Senior Vice President and General Counsel
                               Video City, Inc.
                         370 Amapola Avenue, Suite 208
                          Torrance, California 90501
                                (310) 533-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                             William J. Feis, Esq.
                     Troy & Gould Professional Corporation
                      1801 Century Park East, Suite 1600
                         Los Angeles, California 90067
                                (310) 553-4441
          Approximate date of commencement of proposed sale to public:
  As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]




                                                  CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Proposed Maximum Offering   Proposed Maximum
         Title of Each Class of                Amount to be                 Price                Aggregate         Amount of
       Securities to be Registered              Registered                Per Share            Offering Price   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.............  362,500   shares (1)       $   0.75 (2)                  $  271,875              $ 76
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.............   35,000  shares  (1)       $   0.75 (2)                  $   26,250              $  7
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.............  651,726  shares  (3)       $   2.00 (4)                  $1,303,452              $362
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.............  100,000  shares  (3)       $  2.437 (4)                  $  243,700              $ 68
------------------------------------------------------------------------------------------------------------------------------------
Total Registration Fee....................................................................................................  $513
====================================================================================================================================

(1) Represents shares of Common Stock issuable upon conversion of the convertible preferred stock described herein. In accordance with Rule 416, there is also being registered hereunder such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the convertible preferred stock to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee. Based, pursuant to Rule 457, on the average of the high and low sale prices of Registrant's Common Stock as reported on the OTC Bulletin Board on November 10, 1999.
(3) Represents shares issuable upon exercise of warrants. In accordance with Rule 416, there is also being registered hereunder such indeterminate number of additional shares of Common Stock as may become issuable upon exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4) Based, pursuant to Rule 457, on the exercise price of the warrants referred to in note (3) above.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  PROSPECTUS

                               1,149,226 Shares

                               VIDEO CITY, INC.

                                 Common Stock

  Video City, Inc. owns and operates video specialty stores that rent and sell a variety of videocassettes, DVDs, game cartridges, accessories and concessions. We currently have 78 retail stores.

  The securityholders named herein or their assigns are offering for resale from time to time up to 1,149,226 shares of our common stock which they have the right to acquire. See "Selling Securityholders." All of the shares are being offered by the selling securityholders. Of the shares offered, 751,726 are issuable upon the exercise of outstanding warrants to purchase common stock and 397,500 are issuable upon conversion of our outstanding convertible preferred stock held by certain of the selling securityholders. The number of shares offered by these selling securityholders is subject to increase in certain events by reason of so-called antidilution provisions of the warrants and convertible preferred stock held by them.

  We will receive the exercise price of the warrants described in this prospectus to the extent they are exercised, but we will not otherwise receive any proceeds in connection with the sale of the shares by the selling securityholders. See "Use of Proceeds."

  The common stock is traded on the OTC Bulletin Board under the symbol "VDCT." On November 1, 1999, the last sale price for the common stock as reported on the OTC Bulletin Board was $0.96.

  The selling securityholders may offer the shares of common stock from time-to-time to or through brokers, dealers or other agents, or directly to other purchasers, in one or more market transactions or private transactions at prevailing market or at negotiated prices. Brokers, dealers or other agents engaged by the selling securityholders may arrange for other brokers, dealers or agents to participate in sales of the shares and may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated. These brokers, dealers or agents may be deemed to be "underwriters" within the meaning of the federal securities laws, and any commissions, discounts or concessions they receive may be deemed to be underwriting discounts or commissions. See "Plan of Distribution."

  We will bear the costs and expenses of registering the shares offered by the selling securityholders. The selling securityholders will bear any commissions and discounts attributable to sales of the shares.

  An investment in the common stock involves a high degree of risk. Before purchasing any shares, you should consider carefully the risks described under "Risk Factors" beginning on page 3.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

                              ___________________



                The date of this prospectus is __________, 1999

                                  THE COMPANY

General

  We own and operate retail video specialty stores that rent and sell a variety of videocassettes, DVDs, game cartridges, accessories and concessions. As part of our strategic plan of acquisition, during the period from March 1998 through March 1999 we grew through ten separate acquisitions from 18 stores in California to more than 130 video stores located in 12 states. In July and August 1999, we sold 49 stores in Oregon and Washington to Blockbuster, Inc. ("Blockbuster") for approximately $16 million in cash. We currently have 78 strategically located stores. Our revenues during the fiscal year ended January 31, 1999 and for the six months ended July 31, 1999 were $24,436,000 and $27,518,000, respectively. Our principal executive offices are located at 370 Amapola Avenue, Suite 208, Torrance, California 90501 and our telephone number is (310) 533-3900.

Recent Developments

  On August 1, 1999, we entered into a merger agreement to acquire West Coast Entertainment Corporation ("West Coast"), which owns and operates 237 video stores and franchises, an additional 107 stores, primarily in the Atlantic corridor between Philadelphia and Boston (the "West Coast Acquisition"). The consummation of this merger is subject to various conditions including our obtaining of financing, the approval by our stockholders and the stockholders of West Coast, certain regulatory approvals, fairness opinions, and approval by creditors and other third parties. Subject to satisfying these conditions, our current objective is to complete the West Coast Acquisition on or about January 14, 2000. However, no assurance can be given that all of the requisite conditions will be satisfied. West Coast's revenues during the fiscal year ended January 31, 1999 and the two quarters ended August 1, 1999 were $120,174,000 and $52,429,000, respectively.

                             AVAILABLE INFORMATION

  We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). We file reports and other information with the Securities and Exchange Commission in accordance with the Exchange Act. You can inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. You can obtain copies of such material from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can also obtain such materials electronically at the SEC's site on the World Wide Web at http:/www.sec.gov.

  Additional information regarding us and the shares of common stock offered by the selling securityholders is contained in the registration statement of which this prospectus forms a part, and the exhibits thereto, filed with the SEC under the Securities Act of 1933. For further information pertaining to us and the offered shares, reference is made to the registration statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the SEC at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549 or obtained electronically at the SEC's World Wide Web site referred to above. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the registration statement. Each such statement is qualified by reference to the copies of the applicable documents filed with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which we have filed with the SEC, are incorporated by reference into this prospectus: (1) our annual report on Form 10-K for the year ended January 31, 1999, Amendment No. 1 thereto filed with the SEC on June 1, 1999; (2) our Current Report on Form 8-K filed with the SEC on April 15, 1999, and an Amendment thereto filed with the SEC on June 14, 1999; and our Current Reports on Form 8-K filed with the SEC on August 10, 1999 and August 11, 1999; and (3) our quarterly reports on Form 10-Q for the quarters ended April 30, 1999 and July 31, 1999.

  All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the common stock offered in this prospectus shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

  Upon request, we will provide without charge, to each person to whom this prospectus is delivered, a copy of any or all of the information incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Video City, Inc., 370 Amapola Avenue, Suite 208, Torrance, California 90501, Attention: Young J. Kim, Esq., telephone number (310) 533-3900.

                          FORWARD LOOKING STATEMENTS

  This prospectus contains so-called forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "management believes" and similar language. All forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions. Our actual results may differ materially from results anticipated in these forward-looking statements. We base our forward-looking statements on information currently available to us, and we assume no obligation to update them.

                                 RISK FACTORS

  An investment in these securities involves a high degree of risk. Before deciding to invest, you should read and carefully consider the following risk factors.

We have incurred operating losses since our merger in 1997 and may never generate substantial operating profits, if any at all

  We have incurred operating losses since the merger between Prism Entertainment Corporation and our predecessor company in 1997. We may never generate substantial operating income, if any at all. We incurred an operating loss of $5,003,000 on revenues of $27,518,000 for the six months ended July 31, 1999, an operating loss of $1,263,000 on revenues of $24,436,000 for the fiscal year ended January 31, 1999, and an operating loss of $2,423,000 on revenues of $10,212,000 for the fiscal year ended January 31, 1998. As of July 31, 1999, we had an accumulated deficit of $11,746,000. Our ability to operate profitably is dependent upon the successful execution of our business plan.

If we are unable to compete effectively with our competitors, some of which have significantly greater resources than us, we will not be able to increase revenues or generate profits

  Our ability to increase revenues and generate profits is directly related to our ability to compete effectively with local, regional and national chains, including Blockbuster and Hollywood Entertainment Corporation ("Hollywood Entertainment"), and with supermarkets, mass merchants, Internet and mail order companies and other retailers. According to published reports, as of March 31, 1999, Blockbuster had more than 3,600 stores in the United States and as of December 31, 1998, Hollywood Entertainment had approximately 1,260 stores in the United States, making these chains much larger than Video City and West Coast. They and some of our other competitors have significantly greater financial and marketing resources and name recognition.

  We believe the principal competitive factors in the video retail industry are store location and visibility, title selection, the number of copies of popular titles available, customer service, and pricing. As a result of direct competition with Blockbuster and others, the availability of sufficient copies of popular releases and the rental pricing of videocassettes are significant competitive factors in our business.

Because some of our competitors have greater revenue sharing arrangements with motion picture studios than we do, our business could be adversely affected

  If we are unable to enter into additional revenue sharing agreements with motion picture studios similar to those entered into by some of our competitors, we may be at a competitive disadvantage and our business could be adversely affected. In 1998, a number of studios and certain of our competitors, including Blockbuster and Hollywood Entertainment, adopted revenue sharing as an alternative to the historical rental pricing structure, which has led to higher rental revenues for these competitors as well as for the studios. Studios began offering these competitors more videocassettes for an individual title at substantially lower initial cost in exchange for a share of the rental revenue
that those copies generate over their initial release window.   In addition,
revenue sharing provides the studios an incentive to market these titles which improves revenue generated by increased transactions for both the video industry and the studios.

If recent advances in direct broadcast satellite and cable technologies adversely affect public demand for video store rentals, our operating performance and financial condition would be adversely affected

  If direct broadcast satellite and digital cable were to become widely available and accepted, this could cause a smaller number of movies to be rented due to viewers favoring the expanded number of conventional channels and expanded programming offered through these services. In addition, pay-per-view purchases could significantly increase, possibly reducing the public demand for video store rentals. Recently developed technology has presented cable providers with the opportunity to use digital technology to transmit many additional channels of programs over cable lines to subscribers' homes. Direct broadcast satellite providers transmit numerous channels of programs by satellite transmission into subscribers' homes. In addition, because of this increased availability of channels, direct broadcast satellite and digital cable providers have been able to substantially increase the number and variety of movies they can offer their subscribers on a pay-per-view basis and to provide more frequent and convenient start times for the most popular movies. This is referred to within our industry as "near-video-on-demand." Near-video-on-demand allows the consumer to avoid trips to the video store for rentals and returns of movies, which also eliminates the chance they will incur an extended viewing fee. Currently, newly released movies are made available by the studios to video stores for rental prior to being made available on a near-video-on-demand basis, and near-video-on-demand does not allow the consumer to start, stop and rewind the movie. Increases in the size of this pay-per-view market could lead to an earlier distribution window for movies on pay-per-view if the studios perceive this to be a better way to maximize their revenue.

If video-on-demand technology could be profitably provided at a reasonable price and newly released movies were made available before or at the same time they are made available to video stores for rental, it would have a material adverse effect on our operations

  If video-on-demand technology could be profitably provided at a reasonable price and newly released movies were made available before or at the same time they are made available to video stores for rental, it would have a material adverse effect on our operations. Video-on-demand is currently available in certain test markets. The technology is designed to permit cable and direct broadcast satellite providers with the capability to transmit movies to subscribers on demand with interactive capabilities such as start, stop and rewind. Based upon publicly available information, we believe that technology has not been developed which would permit video-on-demand to be profitably provided at a reasonable price. There can be no assurance given, however, that this technology will not be developed in the future.

If the motion picture studios changed our distribution window, our operating performance could be materially adversely affected

  Our operating performance could be materially adversely affected if the release window for video stores ceased to be the first following theatrical release, was shortened or was no longer as exclusive as it is now. A significant competitive advantage that our industry currently enjoys over most other movie distribution channels except theatrical release is the early timing of our distribution "window" which is exclusive against most other forms of non-theatrical movie distribution, such as pay-per-view, premium television, basic cable and network and syndicated television. The order, length and exclusivity of each window for each distribution channel with respect to any movie is determined solely by the studio releasing the movie. The length of the window for movie rental varies, typically ranging from 30 to 90 days, after which movies are made available to television distribution channels.

If we are unable to obtain and maintain sufficient long-term capital to support our operations, we may have to curtail or suspend our planned business activities, which could have a significant adverse effect on our financial results and prospects

  If we are unable to obtain and maintain sufficient long-term capital to support our operations, including our anticipated franchising and licensing activities, we may have to curtail or suspend our planned business activities, which could have a significant effect on our financial results and prospects. There can be no assurance that our cash flows from operations, the net proceeds from the possible sale of debt or equity securities, our assumption of others' liabilities, trade credit and equipment leases will be available to us as a source of long-term capital.

If our relationships with our two primary suppliers were terminated and we were not able to obtain alternative suppliers, our financial condition and results of operations could be adversely affected

  If our relationships with Ingram Entertainment Inc. ("Ingram") and Rentrak Corporation ("Rentrak") were terminated, and we were not able to obtain alternative suppliers, our financial condition and results of operations could be adversely affected. In the past we have purchased or leased approximately 80% of our supply of new release videos from Ingram and Rentrak. Failure to obtain comparable service, support or payment terms from an alternative supplier could have a material adverse effect on our financial condition and results of operations. There can be no assurance that any replacement supplier would provide service or payment terms as favorable as those currently provided by Ingram or Rentrak.

If we are not able to retain our Chairman, it will be more difficult for us to manage our business and our operating performance would suffer

  Our business and operations are dependent on the continued efforts of Robert
Y. Lee, our Chairman of the Board and Chief Executive Officer, who is responsible for our strategic direction and post-acquisition integrative strategies. The loss of the services of Mr. Lee would materially and adversely affect our business and prospects.

The Year 2000 problem could cause us to suffer business interruptions, or shutdown, reputational harm or legal liability, and as a result, material financial loss

  We expect that West Coast's Year 2000 remediation efforts will be completed prior to the Closing. However, there can be no assurance that these efforts will be successful, and, if they are not, it could have a material adverse effect on our financial condition and results of operations.

  We have important and material relationships with a number of vendors and suppliers and have obtained written verification from them that they expect to be Year 2000 compliant in time. However, if our vendors and suppliers are unable to resolve such processing issues in a timely manner, it could result in material financial risk to us.

  Our most likely worst case scenario would be the failure of our video stores' point of sale system, which keeps track of customer rental transactions. We are developing back-up systems that do not rely on computers in response to this unlikely event.

  The Year 2000 problem is the result of computer programs written using two digits rather than four digits to define the applicable year. Any of our computer systems that use time-sensitive software programming may recognize a date using "00" as the year 1900 rather than the Year 2000, which could result in miscalculation or system failure.

  We have completed our assessment of all of our information technology systems, related computer applications, and any embedded systems contained in our buildings, equipment, and other infrastructure and have determined that we are ready for the year 2000. Substantially all of our hardware and software systems have been verified as being Year 2000 compliant.

  Our management has determined that the costs of addressing potential problems are not expected to have a material adverse impact on our financial position, results of operations or cash flows in the future periods. The estimated total costs to address our Year 2000 issues is approximately $25,000, which includes the cost of upgrading software and hardware systems.

There is no assurance that we will complete the pending acquisition of West Coast Entertainment Corporation

  The West Coast Acquisition is subject to a number of substantial terms and conditions including the obtaining of financing to pay the cash portion of the acquisition and the expenses of the acquisition, the satisfaction of West Coast's indebtedness to its lending banks, the approval by the stockholders of both Video City and West Coast, the obtaining of certain regulatory approvals and fairness opinions for the transaction, and approval by creditors and other third parties.

West Coast has incurred an operating loss in its last fiscal year and may never generate substantial operating profits, if any at all

  West Coast has incurred an operating loss of $21,170,000 on revenues of $120,174,000 for the fiscal year ended January 31, 1999 and an operating loss of $5,403,000 on revenues of $52,428,000 for the two quarters ended August 1, 1999. As of August 1, 1999, West Coast had an accumulated deficit of $38,513,000. Our ability to operate West Coast profitably is dependent upon the successful execution of our business plan.

West Coast's Independent Certified Public Accountants stated in their opinion that there is substantial doubt about West Coast's ability to continue as a going concern

  West Coast has approximately $70,000,000 of its credit facility maturing on February 15, 2000, which raises substantial doubt about West Coast's ability to continue as a going concern beyond that date. If we acquire West Coast, our ability to execute our business plan is dependent upon the satisfaction of the bank debt to the West Coast Bank Group and upon West Coast's operation continuing as a going concern.

Unforeseen difficulties in managing our operations following the West Coast Acquisition may cause the disruption of, or a loss of momentum in, our business and otherwise adversely affect our financial condition and operating results

  The West Coast Acquisition, if completed, may place an undue burden on our existing management, services and support operations, administrative personnel and other resources. Unforeseen difficulties in managing the larger combined company and assimilating West Coast's business with our operations, coupled with the increased demands on management's time, may cause the disruption of, or a loss of momentum in, the activities of the combined company's business which could adversely affect our business, financial condition and operating results. In addition, there can be no assurance that our expenditures and activities will rectify any problems we encounter or that the acquired business may not be declining or impaired in ways that have not yet become apparent in financial and operating reports.

  We also may not be able to retain or hire the necessary personnel or acquire other resources necessary to service West Coast's operations. While we will have entered into agreements with T. Kyle Standley, Ralph W. Standley III, and Richard G. Kelly for the provision of transitional consulting services, they will not become senior executive officers of Video City following the merger. Many management duties within Video City are presently the responsibility of a relatively small number of executives and, following the merger, management of the combined company will be the responsibility of those same executives.

If we acquire West Coast but do not realize the expected benefits from the West Coast Acquisition, our financial condition and operating results could be adversely affected

  If we acquire West Coast but do not realize the expected benefits from the West Coast Acquisition, such as cost savings, operating efficiencies and other synergies, our financial condition and operating results could be adversely affected. We entered into the merger agreement with West Coast with the expectation that the merger will result in a number of benefits to the combined company, including cost savings, operating efficiencies and other synergies. There can be no assurance given, however, that these cost savings, operating efficiencies and other synergies will be achieved.

Because West Coast's franchising business may be declining significantly, if we acquire West Coast but cannot rebuild its franchise network or induce delinquent franchisees to report and pay the amounts they owe, our financial condition and operating results could be adversely affected

  West Coast's franchise business may be declining significantly due to franchise defaults and terminations. If we acquire West Coast but cannot rebuild the franchise network or induce delinquent franchisees to report and pay the amounts they owe our financial condition and operating results could be adversely affected. West Coast's franchise program revenues were $2,169,000 for the year ended January 31, 1999 and $609,000 for the six months ended August 1, 1999. The number of franchised stores declined from 160 at January 31, 1999 to 107 at September 30, 1999. The potential to grow our combined business operations through franchising is one of the reasons for the West Coast Acquisition. There can be no assurance given, however, that this franchising business will, in fact, operate profitably following the Merger.

Any delay in implementing the point of sale system in the West Coast stores could adversely affect our operating results

  Any delay in implementing the point of sale ("POS") system in the West Coast stores could adversely affect our operating results. West Coast has commenced Phase I of the conversion of its POS systems which will allow West Coast's system to be Internet adaptable prior to the Closing. Phase II of the conversion, which is anticipated to be implemented after the Closing, will enable the West Coast stores to report store level sales and inventory information via Internet transmission. If West Coast cannot implement both phases of the POS system conversion as scheduled, we may incur additional costs of obtaining this information, which will adversely affect our operating results.

If the actual transaction costs for the West Coast Acquisition substantially exceed our estimates, our financial condition and operating results could be adversely affected

  If the transaction costs for the West Coast Acquisition exceed our estimates our financial condition and operating results could be adversely affected. We estimate that, as a result of the merger and the Offering, the combined company will incur transaction costs of approximately $8.2 million, including note placement, investment banking, legal and accounting fees and severance payments. The amount of the transaction costs is a preliminary estimate and is subject to change. No assurance can be given as to what the amount of actual transaction costs for the West Coast Acquisition will, in fact, be.

Our Stock Underlying the Warrants is Volatile

  The trading price of our Common Stock (and, thus, the value of the Warrants) may fluctuate widely in response to quarter-to-quarter variations in our operating results, announcements regarding acquisitions, financial matters, competitive changes, general industry conditions and other events or factors, including factors such as analysts' expectations, which are beyond our control. The relatively small trading volume in our stock also makes our stock price susceptible to rapid price fluctuations. In recent years and months, broad stock market indices in general, and the securities of "micro cap" companies such as Video City in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of our Common Stock. The sale prices of our Common Stock have ranged from $2.688 to $0.375 during the period from October 1, 1998 to October 29, 1999.

Our Outstanding Options and Warrants May Adversely Affect the Trading Price of Our Common Stock

  As of November 1, 1999, there were 8,605,734 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options and warrants at exercise prices ranging from $.01 to $3.04 per share. Our outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of outstanding options and warrants. For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership. To the extent the trading price of the Common Stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilutive effect to our stockholders.

                                USE OF PROCEEDS

  We will bear the costs and expenses of registering the shares offered by the selling securityholders, which are estimated at $15,000. Other than the exercise of the warrants described herein (to the extent they may be exercised), we will not receive any of the proceeds from the sale of the shares offered by the selling securityholders. The holders of the warrants are not obligated to exercise the warrants, and there can be no assurance that they will choose to do so. If all of the warrants are exercised in full, we will receive $1,547,152 upon exercise.

  The Company intends to use any proceeds it receives from the exercise of warrants for working capital and general corporate purposes.

                            SELLING SECURITYHOLDERS

Selling Securityholder Table

  The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling securityholders on November 1, 1999. To our knowledge, each of the selling securityholders has sole voting and investment power with respect to the shares of common stock shown, subject to applicable community property laws.

                                                  Beneficial Ownership                          Beneficial Ownership
                                                   Before Offering(1)                            After Offering (1)
                                                   -----------------                             ------------------
Selling Securityholder                            Number of                   Number of       Number of     Percent(2)
---------------------                              Shares       Percent(2)     Shares          Shares       ---------
                                                   ------       ---------   Being Offered      ------
                                                                            -------------
The Value Group, LLC/(3)/                        381,951 /(4)/   2.5%        37,500 /(5)/     344,451        2.2%
Alexander W. Rangos                              150,000 /(5)/     *        150,000 /(5)/         -0-         --
DAZ Systems, Inc./(6)/                            50,000 /(5)/     *         50,000 /(5)/         -0-         --
D. Jonathan Merriman                              50,000 /(5)/     *         50,000 /(5)/         -0-         --
Terri A. Loetz IRA/(7)/                           25,000 /(5)/     *         25,000 /(5)/         -0-         --
Jack A. McCleod                                   12,500 /(5)/     *         12,500 /(5)/         -0-         --
Martin T. Goldblum/(8)/                           12,500 /(5)/     *         12,500 /(5)/         -0-         --
William J. Feis/(9)/                              12,500 /(5)/     *         12,500 /(5)/         -0-         --
Steven P. Brown and Barbara C. Brown/(10)/        12,500 /(5)/     *         12,500 /(5)/         -0-         --
Interstate Personnel, Inc./(11)/                  50,000/(12)/     *         50,000/(12)/         -0-         --
Ingram Entertainment Inc./(13)/                3,723,104/(14)/  22.2%       561,726/(15)/   3,161,378       19.5%
Pro Active Management, Inc./(16)/                 75,000/(15)/     *         75,000/(15)/         -0-         --
X-it Marketing, Inc./(17)/                       100,000/(18)/     *        100,000/(18)/         -0-         --

_______________________

*   Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.
(2) Included as outstanding for this purpose are 14,987,997 shares outstanding on November 1, 1999, plus, in the case of each of these selling securityholders, the shares issuable upon exercise and conversion of the warrants and/or shares of convertible preferred stock held by such selling securityholder (but not including shares issuable upon exercise or conversion of any other warrants, convertible preferred stock or other securities held by any other person).
(3) The Value Group, LLC provides us with investment banking services. John T. Sheehy, one of our directors, is a principal of The Value Group.
(4) Includes 10,639 shares owned outright, 62,500 shares issuable upon conversion of outstanding shares of series AA convertible redeemable preferred stock, 189,000 shares issuable upon conversion of outstanding shares of series C convertible redeemable preferred stock, and 119,812 shares of common stock issuable upon exercise of warrants.
(5) Issuable upon conversion of outstanding shares of series C convertible redeemable preferred stock.
(6)  DAZ Systems, Inc. provides computer consulting services to Video City.
(7) Terri A. Loetz is the spouse of Richard T. Gibson; Mr. Gibson is the president and chief operating officer of Video City.
(8) Martin T. Goldblum is a member of Troy & Gould Professional Corporation, which provides legal services to Video City.
(9) William J. Feis is of counsel to Troy & Gould Professional Corporation, which provides legal services to Video City.
(10) Steven P. Brown provides consulting services to Video City.
(11) Interstate Personnel, Inc. provided temporary employment services to Video City.
(12) Includes up to 35,000 shares issuable upon conversion of outstanding shares of series E convertible preferred stock; and 15,000 shares issuable upon exercise of warrants at $2.00 per share.
(13) Ingram Entertainment, Inc. is one of our suppliers.
(14) Includes 1,500,00 shares owned outright; a warrant to purchase 404,403 shares from Robert Y. Lee; and warrants to purchase 1,818,701 shares from Video City.
(15) Issuable upon exercise of warrants at $2.00 a share. Warrants for 50,000 shares are currently exercisable and warrants for the remaining 25,000 shares will become exercisable on July 7, 2000.

(16) Pro Active Management, Inc. provided finance consulting services to Video City. Robert W. Crawford, the Chief Financial Officer of Video City, is the beneficial owner of Pro Active Management, Inc.
(17) Robert W. Crawford, the Chief Financial Officer of Video City, is the beneficial owner of 33.3% of X-it Marketing, Inc
(18) Issuable upon exercise of warrants at $2.437 per share. Warrants for 50,000 shares are currently exercisable and warrants for the remaining 50,000 shares will become exercisable on July 1, 2000.

                             PLAN OF DISTRIBUTION

  The purpose of this prospectus is to permit the selling securityholders, if they desire, to dispose of some or all of their shares at such times and at such prices as each may choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of each selling securityholder.

  The common stock covered by this prospectus may be offered for sale from time to time by the selling securityholders to or through underwriters or directly to other purchasers or through agents in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices or at negotiated prices. Such methods of distribution may include, without limitation (a) a block trade in which the broker-dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as a principal to facilitate the transaction; (b) purchases by a broker-dealer as a principal and resale by such broker-dealer for its own account pursuant to the Registration Statement of which this prospectus is a part; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker or dealer. This prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

  In connection with distributions of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, brokers-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or financial institution of the shares of common stock offered hereby, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge the shares offered hereby to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any common stock covered by this prospectus that so qualifies may be sold under Rule 144 under the Securities Act.

  Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders in amounts to be negotiated in connection with sales pursuant thereto. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

  We will bear the costs, expenses and fees in connection with the registration of the shares of common stock offered hereby. Commissions, discounts and transfer taxes, if any, attributable to the sales of the common stock will be borne by the selling securityholders. The selling securityholders have agreed or may agree to indemnify the Company or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the common stock pursuant to this Registration Statement, including liabilities arising under the Securities Act. In addition, we have agreed to indemnify the selling securityholders or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the common stock pursuant to this prospectus, including liabilities arising under the Securities Act.

  We have informed certain of the selling securityholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales of the shares offered hereby and have furnished each of such selling securityholders with a copy of these provisions. We have also advised the selling securityholders of the requirement for delivery of this prospectus in connection with any public sale of the shares.

                        DESCRIPTION OF OUR COMMON STOCK

  Our authorized capital consists of 30,000,000 shares of common stock, $.01 par value, and 2,000,000 shares of preferred stock, $.01 par value.

  As of November 1, 1999, there were 14,987,997 shares of common stock outstanding held by approximately 540 holders of record. Our common stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Until February 1, 2000, our common stockholders are entitled to cumulative voting rights with respect to the election of directors. Beginning February 1, 2000, they will not be entitled to these cumulative voting rights, and, as a result, minority stockholders may not be able to elect directors on the basis of their votes alone. Our common stockholders are entitled to receive ratably any dividends declared by our board of directors out of legally available funds, after payment of any dividends
required on our outstanding preferred stock.   Upon our liquidation, dissolution
or winding up, our common stockholders are entitled to share ratably in all assets that are legally available for distribution, after payment of or provision for all debts and liabilities and any payments with respect to the preferred stock. Our common stockholders have no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to shares of our common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of our outstanding preferred stock, and may be subject to the rights of the holders of any preferred stock we issue in the future.

  We have appointed Chase Mellon Shareholder Services as the transfer agent and registrar for our common stock.

                                INDEMNIFICATION

  Our Certificate of Incorporation and Bylaws permit us to indemnify our officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

  We have entered into indemnity agreements with our directors and executive officers. Pursuant to such indemnity agreements, we have agreed to indemnify each director and executive officer who is a party to the indemnity agreement under certain circumstances in which such person or we are named as a party to a proceeding (as that term is defined).

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL MATTERS

  The validity of the securities offered hereby has been passed upon by Troy & Gould Professional Corporation, Los Angeles, California. The Troy & Gould firm owns 46,233 shares of our common stock, in addition to an aggregate of 25,000 shares of common stock issuable to Messrs. Goldblum and Feis upon conversion of outstanding series C convertible preferred stock as shown in the table under "Selling Securityholders" above.

                                    EXPERTS

  The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITYHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                                _______________


                               TABLE OF CONTENTS

                                                       Page
                                                       ----
The Company............................................   2
Available Information..................................   2
Incorporation of Certain
   Documents by Reference..............................   3
Forward Looking Statements.............................   3
Risk Factors...........................................   3
Use of Proceeds........................................   8
Selling Securityholders................................   8
Plan of Distribution...................................  10
Description of Our Common Stock........................  11
Indemnification........................................  11
Legal Matters..........................................  11
Experts................................................  12



                                 COMMON STOCK


                               VIDEO CITY, INC.


                               1,149,226 SHARES


                                 ____________

                                  PROSPECTUS
                                 ____________



                             ______________, 1999

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company estimates that expenses in connection with the distributions described in this Registration Statement will be as set forth below. Such costs and expenses shall be borne by the Company. Any commissions, discounts and transfer taxes, if any, attributable to the sales of the shares being registered hereunder will be borne by the Selling Securityholders.

     SEC registration fee.................................................................     $   513
     Printing expenses....................................................................     $ 1,000
     Accounting fees and expenses.........................................................     $ 8,000
     Legal fees and expenses..............................................................     $ 5,000
     Miscellaneous........................................................................     $   487
                                                                                               -------
          Total                                                                                $15,000
                                                                                               =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation and Bylaws permit the Company to indemnify officers and directors of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

     The Company has entered into indemnity agreements with its directors and executive officers. Pursuant to such indemnity agreements, the Company has agreed to indemnify each director and executive officer who is a party to the indemnity agreement under certain circumstances in which such person or the Company is named as a party to a proceeding (as that term is defined).

ITEM 16.  EXHIBITS

     The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

     5     Opinion of Troy & Gould Professional Corporation.*

     23.1  Consent of Troy & Gould Professional Corporation (included in
           Exhibit 5).*

     23.2  Consent of BDO Seidman, LLP.*

     24    Power of Attorney (included on page II-4 hereof).*

-----------------------
*  Included herewith.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Company hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Torrance, State of California, on November 15, 1999.

                                        VIDEO CITY, INC.


                                        By: /s/ ROBERT Y. LEE
                                            ------------------------------------
                                            Robert Y. Lee
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Y. Lee and Timothy J. Denari his true and lawful attorneys-in-fact and agents, with full power of substitution, for him in any and all capacities, to sign this Registration Statement and any amendments hereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

   Signature              Title                                    Date
   ---------              -----                                    ----

/s/ ROBERT Y. LEE         Chairman of the Board and   November 15, 1999
------------------------
Robert Y. Lee             Chief Executive Officer

/s/ ROBERT W. CRAWFORD    Chief Financial Officer
------------------------
Robert W. Crawford        (Principal Financial and    November 15, 1999
                          Accounting Officer)

/s/ JAMES CRAIG KELLY     Director                    November 15, 1999
------------------------
James Craig Kelly

/s/ DAVID A. BALLSTADT    Director                    November 15, 1999
------------------------
David A. Ballstadt

/s/ MICHAEL T. ANDERSON   Director                    November 15, 1999
------------------------
Michael T. Anderson

/s/ BARRY L. COLLIER      Director                    November 15, 1999
------------------------
Barry L. Collier

/s/ CHARLES E. COOKE      Director                    November 15, 1999
------------------------
Charles E. Cooke

/s/ STEPHEN C. LEHMAN     Director                    November 15, 1999
------------------------
Stephen C. Lehman

/s/ JOHN T. SHEEHY        Director                    November 15, 1999
------------------------
John T. Sheehy

/s/ GERALD W.B. WEBER     Director                    November 15, 1999
------------------------
Gerald W.B. Weber

                                 EXHIBIT INDEX
                                 -------------
 Exhibit
 Number
 ------

  5       Opinion of Troy & Gould Professional Corporation.*

 23.1     Consent of Troy & Gould Professional Corporation (included in
          Exhibit 5).*

 23.2     Consent of BDO Seidman, LLP.*

 24       Power of Attorney (included on page II-4 hereof).*


____________________
*  Included herewith.